Loan Agreement


                          As of March 17, 1997

                                 Between
BORROWER

HALLMARK FINANCE CORPORATION
14651 Dallas Parkway, Suite 900
Dallas, Texas  75240

BANK

NATIONSBANK OF TEXAS, N.A.
901 Main Street, 7th Floor
P.O. Box 83100
Dallas, Texas  75283-1000

     In consideration of the Loan or Loans described below and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, Bank and Borrower agree as follows:

     1.0 CERTAIN DEFINITIONS. In addition to any other terms defined herein, the following terms shall have the meaning set forth with respect thereto:

     "ACO" means ACO Holdings, Inc., a Texas corporation which is wholly owned by HFS.

     "Adjusted Eligible Premium Finance Agreements" at any time, means the Eligible Premium Finance Agreements adjusted to reflect the addition or subtraction, as appropriate of: (a) amendments to any Eligible Premium Finance Agreement; (b) miscellaneous corrections to Eligible Premium Finance Agreements; (c) cash receipts (not otherwise included in the definition of Eligible Premium Finance Agreements); (d) any Eligible Premium Finance Agreement which has been canceled; (e) earned late charges; (f) earned set up fees; (g) returned checks (uncollected net of returned check charges); (h) interest and write-offs; (i) change in unearned interest; and (j) return premiums in course of collections.

     "Adjusted LIBO Rate" means, for any Interest Period, a rate of interest per annum equal to the sum of two and eight-tenths of one percent (2.80%) plus the LIBO Rate for the applicable Interest Period.

     "Adjusted Prime Rate" means a rate of interest per annum equal to the Prime Rate plus three-eighths of one percent (0.375%).

     "Affiliate" of any person means any other person or entity (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such person or entity, (ii) which beneficially owns or holds 15% or more of the equity of such person or entity, or (iii) of which 15% or more of the equity is beneficially owned or held by such person or entity or a subsidiary of such person or entity; "control" means the power to direct the management and policies of such person or entity directly or indirectly, whether through the ownership of equity, by contract or otherwise.

     "AH" means American Hallmark Insurance Company of Texas, a Texas domiciled insurance company which is wholly owned by HFS.

     "AHGA" means American Hallmark General Agency, Inc., a Texas corporation which is wholly owned by ACO.

     "Bank Reserve" means, for any period, the amount applicable to such period as set forth in Schedule 1.0 attached hereto.

     "Board" means the Board of Governors of the Federal Reserve System of the United States of America or any successor governmental body.

     "Borrowing Base" at any time, shall be equal to the remainder of
(i) the sum of (A) 60% of Adjusted Eligible Premium Finance Agreements plus (B) 60% of Eligible Return Premiums as determined in accordance with this Agreement, minus (ii) the Bank Reserve.

     "Business Day" means (i) a day other than Saturday, Sunday or a day on which Bank is authorized to be closed in the State of Texas, and (ii) if the applicable Business Day relates to a LIBO Rate Tranche, a day on which dealings in Dollar deposits are also carried on in the London interbank market and banks are open for business in London.

     "Combined Ratio" means a combined ratio of AH calculated in accordance with accounting practices prescribed or permitted by the Texas Department of Insurance or the National Association of Insurance Commissioners.

     "Consequential Loss" means any loss, cost, or expense incurred by Bank because Borrower pays all or some portion of the Loan prior to the last day of the applicable Interest Period and includes, without limitation, the amount (if any) by which (i) the interest which would have been payable on the prepaid amount had it not been paid prior to the last day of the Interest Period exceeds (ii) the interest earned to the extent Bank is able to redeposit the same so prepaid for the balance of such Interest Period and also includes all expenses and penalties incurred by Bank in so redepositing such sum.

     "Contested in Good Faith" means, as to any payment, tax, assessment, charge, levy, lien, encumbrance or claim, contesting the amount, applicability or validity thereof in good faith by appropriate proceedings or other appropriate actions promptly initiated and diligently conducted in a manner satisfactory to Bank, provided (a) a deposit of funds or other security satisfactory to Bank in the full amount of such contested payment, tax, assessment, charge, levy, lien, encumbrance or claim has been provided for in a manner satisfactory to Bank, and (b) the enforcement of the contested payment, tax, assessment, charge, levy, lien, encumbrance or claim is stayed in a manner satisfactory to Bank pending the resolution of such contest.

     "Default" means any act or occurrence specified in Section 9.0, without regard to whether any requirement for notice or lapse of time, or both, or any other condition has been satisfied.

     "Dollars" or "$" means lawful money of the United States of America.

     "Dorinco Loan Documents" means that certain loan agreement dated as of March 10, 1997, by and between HFS and Dorinco Reinsurance Company, the promissory note, the security agreement, and all other documents, instruments, security agreements, pledge agreements, negative pledge agreements, certificates and agreements executed and/or delivered by Borrower, any Guarantor or any third party to Dorinco Reinsurance Company in connection with such loan agreement dated March 10, 1997.

     "Eligible Premium Finance Agreements" means all amounts due from makers pursuant to those Premium Finance Agreements prepared on a form approved by the Texas Department of Insurance which comply with all requirements of the Texas Insurance Code and the Texas Department of Insurance Regulations and which have been created in the ordinary course of Borrower's business and upon which Borrower's right to receive payment is absolute, unconditional and not contingent upon the fulfillment of any condition whatsoever, and shall not include any of the following:

     (a) any Premium Finance Agreement, the payment of which an insurer or reinsurer has disputed or denied;

     (b) any Premium Finance Agreement, the payment of which an insurer or reinsurer has a right of setoff, defense or discount;

     (c) any Premium Finance Agreement which reflects a transaction having less than ten percent (10%) equity in the premium (i.e., representing the financing of more than 90% of the insurance premium of the particular insurance product);

     (d) any Premium Finance Agreement in default which has a balance due from its maker after realization against all collateral securing such Premium Finance Agreement;

     (e) any Premium Finance Agreement arising out of the funding of an insurance premium for an insurance product issued by, pursuant to, or in the Texas Automobile Insurance Plan;

     (f) any Premium Finance Agreement arising out of the funding of an insurance premium for any insurance product originated by an agent doing business outside of the State of Texas or which is an insurance product otherwise governed by or subject to the laws of a state other than the State of Texas;

     (g) any Premium Finance Agreement arising out of a transaction where the insurance product is issued or written by an entity other than AH on behalf of State and County Mutual Fire Insurance Company;

     (h) any Premium Finance Agreement which does not have 75% or more of the premium balance reinsured by a third party insurance company with an A.M. Best rating of A- or higher; or

     (i) any Premium Finance Agreement arising out of a transaction where the managing agent therefor is an entity other than AHGA

     "Eligible Return Premiums" means amounts owed to Borrower by insurers or reinsurers which are not more than 5 days past due from the original due date as required by applicable Governmental Authorities, the obligation of insurers or reinsurers to pay Borrower having arisen from the cancellation of an insurance policy funded by Borrower; provided, however, this definition shall not include any amounts included in the definition of Eligible Premium Finance Agreements.

     "Event of Default" means any act or occurrence specified in Section
9.0 hereof.

     "Expiration Date" means 2 p.m. on September 17, 1998 or any other date on which the Loans become due and payable pursuant to the terms of this Agreement.

     "GAAP" means those accounting principles applied on a consistent basis generally accepted from time to time in the certified public accounting profession (including those set forth in the Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or statements of the Financial Accounting Standards Board which may be applicable at the time in question); and "applied on a consistent basis" means that the accounting principles observed in the period covered by any report required under the terms of this Agreement are compatible in all material respects with those applied in any preceding period and report.

     "Governmental Authority" means any nation or government, any federal, state, local, or other political subdivision thereof, any department, commission, board, bureau, agency, public authority, instrumentality, court, or other entity exercising executive, legislative, judicial, regulatory, or administrative functions of government.

     "Gross Premium" means the gross premium(s) of AH calculated in accordance with accounting practices prescribed or permitted by the Texas Department of Insurance or the National Association of Insurance Commissioners.

     "HCS" means Hallmark Claims Services, Inc., a Texas corporation which is wholly owned by ACO.

     "HFS" means Hallmark Financial Services, a Nevada corporation.

     "Hazardous Materials" include all materials defined as hazardous wastes or substances under any local, state or federal environmental laws, rules or regulations, and petroleum, petroleum products, oil and asbestos.

     "Indebtedness" means (a) indebtedness or liability for borrowed money; (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations as lessee under leases which should have been or should be, in accordance with GAAP, recorded as capital leases; (e) current liabilities in respect of unfunded vested benefits under plans covered by Title IV of the Employee Retirement Income Security Act of 1974; (f) obligations under letters of credit; (g) obligations under acceptance facilities;
(h) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any person or entity, or otherwise to assure a creditor against loss; (i) obligations secured by any mortgage, lien, pledge or security interest or other charge or encumbrance on property, whether or not the obligations have been assumed; and (j) obligations to redeem or repurchase any capital stock, warrants or stock equivalents.

     "Interest Expense" means for any period the sum of (i) the aggregate interest expense for such period determined in accordance with GAAP, including the portion of any obligation allocable to interest expense under a capital lease for such period plus (ii) bad debt expense of Borrower, determined in a manner consistent with the Borrower's internally prepared financial statements dated November 30, 1996.

     "Interest Payment Date" means (i) the last Business Day of each calendar month, or if earlier occurring in any calendar month with respect to any LIBO Rate Tranche, the last day of the Interest Period applicable to such LIBO Rate Tranche, and (ii) the Expiration Date.

     "Interest Period" means for each LIBO Rate Tranche, the period commencing on the date such LIBO Rate Tranche is made or, in the case of a rollover to a successive Interest Period, the last day of the immediately preceding Interest Period and, except as provided below, ending three (3), six (6) or twelve (12) calendar months thereafter, as Borrower may select in accordance with the terms of this Agreement; provided that all Interest Periods are subject to the following terms and conditions: (A) all Interest Periods which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day unless such next succeeding Business Day falls in the next succeeding calendar month, in which case such Interest Period shall end on the next preceding Business Day; (B) no Interest Period may be selected that ends later than the Expiration Date; (C) an Interest Period once selected by Borrower shall be binding upon Borrower and irrevocable; and (D) each Interest Period shall terminate on the numerical day of the last calendar month of such Interest Period which corresponds to the day such Interest Period began unless there is no such corresponding day in such month, in which case such Interest Period shall terminate on the last Business Day of such calendar month.

     "Interest Rate Option" means the Adjusted LIBO Rate or the Adjusted Prime Rate.

     "Lending Office" means for each LIBO Rate Tranche the office of Bank (or its Affiliate) designated for such LIBO Rate Tranche from time to time by Bank.

     "LIBO Rate" means, for each Interest Period, a rate per annum (rounded upwards, if not already a whole multiple of 1/16 of one percent, to the next higher 1/16 of one percent) determined by Bank to be equal to the quotient obtained by dividing (a) the London Interbank Offered Rate for the relevant Interest Period by (b) the remainder of one (1) minus the applicable Reserve Requirement on the first day of the relevant Interest Period (rounded upwards, if not already a whole multiple of 1/16 of one percent, to the next higher 1/16 of one percent).

     "LIBO Rate Tranche" means each Tranche the interest on which is calculated with reference to an Adjusted LIBO Rate.

     "Loan(s)" means collectively any and all loans or advances heretofore or hereafter made by Bank to Borrower.

     "Loan Documents" means this Agreement, the Note, the Guaranty Agreements, the Security Agreement, and all other documents, instruments, guarantees, security agreements, deeds of trust, pledge agreements, certificates and agreements executed and/or delivered by Borrower, any Guarantor or third party to Bank in connection with any Loan.

     "London Interbank Offered Rate" means, for the relevant Interest Period, the rate of interest per annum (rounded upwards, if not already a whole multiple of 1/16 of one percent, to the next higher 1/16 of one percent) equal to the rate at which Dollar deposits would be offered by Bank (or its affiliate) at its in London, England (or if Bank, at the time any determination is made, does not maintain an office in London, England, the principal office of any affiliate of Bank in London, England) to major banks in the London interbank market at 11:00 a. m. London, England two (2) Business Days prior to the commencement of the relevant Interest Period for a period of time equal or comparable to and commencing on such Interest Period and in an amount equal or comparable to the principal balance of the Loan to be disbursed or outstanding during such Interest Period.

     "Loss Ratio" means the loss ratio of AH calculated in accordance with accounting practices prescribed or permitted by the Texas
Department of Insurance or the National Association of Insurance
Commissioners.

     "Maximum Amount" means the lesser of $8,000,000 or the Borrowing
Base.
     "Maximum Rate" means the higher of the maximum interest rate allowed by applicable United States or Texas law as amended from time to time and in effect on the date for which a determination of interest is made.

     "Net Operating Income Available For Distribution" of Borrower means for any period an amount equal to the remainder of (i) Net Operating Income for such period, minus (ii) any charges for federal, state, local and foreign income taxes for such period; provided, however, in no event shall such remainder be less than zero. As used herein, "Net Operating Income" of Borrower means for any period an amount equal to the remainder of (i) total revenues, minus (ii) the aggregate Interest Expense for such period, minus (iii) normal and customary operating expenses determined in accordance with GAAP.

     "Net Premium" means the net premium of AH calculated in accordance with accounting practices prescribed or permitted by the Texas
Department of Insurance or the National Association of Insurance
Commissioners.

     "Notice of Borrowing" means an irrevocable notice signed by Borrower requesting that a particular advance be made and specifying a permitted Interest Rate Option to be applicable to all or a portion of such advance and containing the information and delivered to Bank from time to time as required by Section 2.5 and Section 2.6.

     "Obligations"  means the obligations of Borrower:

     (a) to pay all Indebtedness arising out of this Agreement, any future advances under this Agreement, and all renewals, extensions or amendments of such Indebtedness or any part thereof or any such future advances;

     (b) to pay the principal of and interest on the Note in accordance with the terms thereof, and all renewals, extensions, modifications and amendments of such Note or any part thereof, and any future advances made pursuant thereto;

     (c) to pay any and all other Indebtedness of Borrower to Bank of every kind, nature or description, direct or indirect, primary or secondary, secured or unsecured (including overdrafts), joint or several, absolute or contingent, due or to become due, now existing or hereafter arising, regardless of how it may be evidenced, and all future advances, whether or not presently contemplated by the parties;

     (d) to perform fully all of the terms and provisions of each of the instruments constituting the Loan Documents; and

     (e) to reimburse Bank, on demand, for all of Bank's expenses and costs, plus interest thereon at the Maximum Rate, from the date Bank expends any funds until reimbursed, including the reasonable fees and expenses of its counsel, incurred in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement or any of the Loan Documents or other documents required hereunder.

     "Pledged Stock" means all of the following, whether now owned or hereafter acquired: (i) all of Borrower's capital stock; (ii) all certificates (if any), options, rights, warrants, coupons, and other distributions issued as an addition to, in substitution or exchange for, or on account of, such shares of capital stock, and (iii) all proceeds of the foregoing.

     "Premium Finance Agreement" means an agreement by which an insured or prospective insured promises to pay Borrower the amount advanced under the agreement to AH on behalf of State and County Mutual Fire Insurance Company or to AHGA in payment of premium on an insurance contract.

     "Prime Rate" means the fluctuating rate of interest established by Bank from time to time, at its discretion, whether or not such rate shall be otherwise published. The Prime Rate is established by Bank as an index and may or may not at any time be the best or lowest rate charged by Bank on any loan.

     "Prime Rate Tranche" means a Tranche the interest on which is calculated with reference to an Adjusted Prime Rate.

     "Reinsurance Agreements" means (a) that certain 100% Quota Share Reinsurance Agreement effective July 1, 1996, between State and County Mutual Fire Insurance Company and AH, (b) that certain Quota Share Retrocession Agreement effective July 1, 1996, among AH, and the subscribing reinsurers who are additional parties thereto, (c) that certain Automobile Physical Damage Catastrophe Excess of Loss Reinsurance Agreement effective July 1, 1996, among AH, and the subscribing reinsurer who is an additional party thereto, (d) that certain Guaranty Agreement effective July 1, 1996 between State and County Mutual Fire Insurance Company and Kemper Reinsurance Company; (e) that certain Guaranty Agreement effective July 1, 1996 between State and County Mutual Fire Insurance Company and Skandia America Reinsurance Corporation; (f) that certain Guaranty Agreement effective July 1, 1996 between State and County Mutual Fire Insurance Company and Dorinco Reinsurance Company; (g) that certain Guaranty of Performance and Hold Harmless Agreement effective July 1, 1996 between Hallmark Financial and Kemper Reinsurance Company; (h) that certain Guaranty of Performance and Hold Harmless Agreement effective July 1, 1996 between HFS and Skandia America Reinsurance Corporation; (i) that certain Guaranty of Performance and Hold Harmless Agreement effective July 1, 1996 between HFS and Dorinco Reinsurance Company; and (j) all amendments and modifications of, or substitutions and replacements for, each of the foregoing documents.

     "Regulation D" means Regulation D (12 C.F.R. 204) and all amendments and supplements thereof and any successors or replacements therefor as promulgated from time to time by the Board.

     "Reserve Requirement" with respect to each Interest Period means the daily average of the stated maximum rate (expressed as a decimal) at which reserves (including all basic, supplemental, marginal, emergency, special, and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements during such Interest Period) are required by the Board (including those under Regulation D) to be maintained during such Interest Period with respect to the LIBO Rate, for Eurocurrency liabilities (as such term is defined in Regulation D) but without benefit or credit for prorations, exemptions or offsets that might otherwise be available from time to time under Regulation D. The Reserve Requirement shall reflect any other reserves required to be maintained against with respect to LIBO Rate Tranches (1) any category of liabilities that includes deposits by reference to which the LIBO Rate is to be determined or (2) any category of extension of credit or other assets that includes LIBO Rate Tranches.

     "Solvent" means as of any time of determination with respect to a person or entity (i) the fair market value of its assets exceeds the amount of its liabilities (including contingent liabilities), (ii) the present fair saleable value of its assets exceeds the probable liability on existing debts as they become due, (iii) such person or entity is then able and expects to be able to pay its debts (including contingent liabilities) as they become due, and (iv) such person or entity has and expects to have sufficient capital (having due regard for the prevailing practice in the industry in which it is engaged) to carry on its business as conducted or proposed to be conducted.

     "Statutory Capital and Surplus" means capital and surplus determined in accordance with statutory accounting practices from time to time prescribed or permitted by the Texas Department of Insurance or the National Association of Insurance Commissioners for stock property and casualty insurance companies in Texas.

     "Tangible Net Worth" means the sum of the excess of total assets over Total Liabilities, each determined in accordance with GAAP consistent with those applied in the preparation of the financial statements previously furnished to Bank, excluding however, from the determination of total assets all assets which would be classified as intangible assets under GAAP.

     "Total Liabilities" means as of any date the Indebtedness of Borrower and its subsidiaries reflected on the balance sheet of Borrower as of such date, determined in accordance with GAAP.

     "Tranche" means either a LIBO Rate Tranche or a Prime Rate Tranche.

     "Trigger Event" means the occurrence of one or more of the following events:

(i) As of the end of any fiscal quarter, AH's Combined Ratio for the four (4) immediately preceding fiscal quarters of AH's operations is greater than 107%;

(ii) As of the end of any fiscal quarter, AH's Loss Ratio for the four
(4) immediately preceding fiscal quarters of AH's operations is greater than 83%;

(iii) Borrower's Interest Coverage Ratio (as defined in Section 6.1 hereof) as of the end of any fiscal quarter is less than 1.80 to 1.0;

(iv) As of the date of any reporting period required by law or the Texas Department of Insurance, the Tangible Net Worth of Borrower
(determined in accordance with GAAP) is less than the amount set forth below for the calendar year indicated:

                              1997 - $7,890,000
                              1998 - $8,200,000; or

(v) As of the date of any reporting period required by law or the Texas Department of Insurance, the Statutory Capital and Surplus of AH is less than $4,200,000 or shall have decreased more than 15% from the comparable reporting period of the preceding calendar year.

2.0  LOANS.

2.1 Loans. Bank agrees, subject to the terms and conditions hereof, to extend to Borrower a revolving line of credit, pursuant to which Bank will lend Borrower at any time and from time to time on or before the Expiration Date, sums which may be repaid and reborrowed as provided herein and which shall not exceed at any one time outstanding the Maximum Amount. Whenever Borrower desires to borrow hereunder, it shall deliver a Notice of Borrowing to Bank in the manner specified in Section
2.5 and Section 2.6 hereof and in a manner otherwise satisfactory to Bank. Borrower agrees that the Loans shall be used solely to finance Premium Finance Agreements.

2.2 Note. The obligation of Borrower to repay the aggregate principal balance of all Loans hereunder outstanding at any one time shall be evidenced by a promissory note (such instrument, together with any and all renewals and extensions and rearrangements thereof being collectively referred to herein as the "Note"). The Note shall (a) be dated March 17, 1997, (b) be payable in the manner described in
Section 2.3 hereof, (c) bear interest from the date thereof until paid in the manner provided in the Note, (d) be entitled to the benefits of this Agreement and the security provided for herein, and (e) be in such form as is acceptable to Bank.

2.3 Amortization. Accrued interest on the unpaid principal balance of the Note shall be due and payable in arrears on each Interest Payment Date applicable to each Tranche. The unpaid principal balance of the Note, and all accrued, unpaid interest thereon, shall be due and payable on the Expiration Date.

2.4  Interest on the Loan and Other Obligations.

(a) Except as otherwise provided in subsections (b) and (c), the outstanding principal balance of the Loan shall bear interest from the date funded until paid, at a rate per annum equal to the lesser of
(x) the Maximum Rate or (y) the rate for each Tranche determined according to the following:

(A) for the Prime Rate Tranche, a fluctuating rate per annum equal to the Adjusted Prime Rate; or

(B)  for each LIBO Rate Tranche, a rate equal to the Adjusted LIBO Rate.

(b) If, at any time with respect to the Prime Rate Tranche or during the Interest Periods of LIBO Rate Tranche, the interest rate then in effect with respect to such Tranche or Tranches would exceed the Maximum Rate Bank could charge, then, notwithstanding the other provisions hereof and Borrower's election, the interest rate chargeable with respect to such affected Tranche or Tranches shall immediately become the Maximum Rate, provided that such affected Tranche or Tranches shall thereafter accrue interest at the Maximum Rate until such time as Bank has received a sum equal to the amount of interest which would have accrued on such affected Tranche or Tranches had such Tranche or Tranches accrued interest at the interest rate otherwise applicable thereto. So long as interest is calculated pursuant to this provision, Borrower is not entitled to elect that any Tranche be, or to convert the interest rate to the rate applicable to, a LIBO Rate Tranche and the interest rate for the Prime Rate Tranche shall not be reinstated.

(c) All past due payments of principal and, past due interest to the extent permitted by law, shall bear interest until paid at a default rate equal to the Maximum Rate, or if there is no such Maximum Rate, then at a rate equal to 6.0% above the interest rate then in effect.

(d) With respect to a LIBO Rate Tranche, in the event no selection of an Interest Period is made by Borrower, the relevant Interest Period shall be for three (3) calendar months.

(e) The amount of the monthly payment of interest shall be determined by Bank, and Bank's determination thereof shall be conclusive and binding, absent manifest error.

2.5  Procedure to Establish Interest Rates.

(a) Except as provided in subsection (g) hereof, the interest rate or rates applicable to each Tranche shall be established pursuant to a Notice of Borrowing which shall be delivered to Bank not later than 10:00 a.m. (Dallas, Texas time) on the date it is required to be delivered. If the Interest Rate Option to be applicable is the Adjusted Prime Rate, the Notice of Borrowing shall be delivered on the initial funding date (in the case of the initial advance) or the date of conversion (in the case of a conversion to a Prime Rate Tranche). If the Interest Rate Option to be applicable is the Adjusted LIBO Rate, the Notice of Borrowing shall be delivered not less than three (3) Business Days prior to the initial funding date (in the case of the initial advance) or the date of renewal or conversion (in the case of the renewal of or conversion to a LIBO Rate Tranche).

(b) Each Notice of Borrowing shall specify (i) the principal amount of the Loan applicable to the Tranche; (ii) the Interest Rate Option selected; (iii) the effective date of the renewal or conversion of the Interest Rate Option applicable to the Tranche involved, which shall be a Business Day; and (iv) if the Interest Rate Option is the Adjusted LIBO Rate, the Interest Period for such Tranche; provided that the minimum principal amount of each Tranche shall be $250,000.

(c)  Borrower may have in effect at any one time no more than twelve
(12) Tranches in the aggregate and so long as any Default or Event of Default continues may not select the Adjusted LIBO Rate to apply to any Tranche.

(d) No renewal or conversion of a LIBO Rate Tranche may be made except on the last day of the Interest Period applicable thereto.

(e) The election of the Adjusted LIBO Rate is effective only for the Interest Period specified; and after the end of such Interest Period, unless Borrower has effectively elected a renewal or conversion, the applicable Interest Rate Option shall be the Adjusted Prime Rate until Borrower effectively elects a different interest rate.

(f) No election of or renewal of or conversion to an Adjusted LIBO Rate may occur while any Default or Event of Default exists or if such conversion would occur at a time when the Maximum Rate would be less than the rate of interest which would be applicable to such LIBO Rate Tranche.

(g) If Borrower does not specify in accordance with the terms hereof or is not entitled to elect the type of rate to apply to a Tranche, Borrower shall be deemed to have specified the Adjusted Prime Rate for such Tranche.

2.6 Advances. Whenever Borrower desires to borrow hereunder, it shall make its request by delivering to Bank a Notice of Borrowing in the form of Exhibit A attached hereto. Bank shall be under no obligation to make any advance to Borrower if the sum of the requested advance plus the then outstanding principal balance of the Note will exceed the Maximum Amount.

2.7 Mandatory Payment. In the event the aggregate principal balance of advances outstanding under the Note exceeds the Maximum Amount, Borrower shall immediately and without notice or demand of any kind, make such payments as shall be necessary to reduce the principal balance of the Note to or below the Maximum Amount.

2.8 Prepayments. Borrower may from time to time upon five (5) Business Days' prior written notice to Bank and subject to any other limitations in this Agreement prepay the Loan in whole or in part without penalty or premium, except as may be incurred in connection with a prepayment of a LIBO Rate Tranche prior to the end of the applicable Interest Period, provided any partial prepayment shall be not less than One Hundred Thousand And No/100 DOLLARS ($100,000) or an integral multiple thereof. Prepayments of principal shall be applied first to the Prime Rate Tranche and then to LIBOR Tranches selected by Borrower; provided that Borrower shall select such LIBOR Tranches as will minimize the Consequential Loss resulting from such prepayment; provided further, that if a Default or an Event of Default exists or if Borrower fails to select the Tranches to be prepaid, Bank may select such Tranches. Any such prepayment shall be made subject to the requirements of
Section 2.12, 2.13 and 2.14.

2.9 Computations, Etc. Interest shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable, unless such calculation would result in a usurious rate, in which case interest shall be calculated on a per annum basis of a year of 365 or 366 days, as the case may be. Each determination by Bank of an interest rate or fee hereunder shall, except for manifest error, be final, conclusive and binding for all purposes.

2.10 Usage Fee. Borrower will pay on the last day of each calendar quarter commencing on September 30, 1997 and on the Expiration Date, a usage fee accruing at a rate per annum of one-fourth of one percent (0.25%) of the average daily unused portion of the Loan for the period from and including July 1, 1997 through and including the Expiration Date.

2.11 Loan Commitment Fee. Borrower has agreed to pay Bank a loan commitment fee of $27,000 as compensation for Bank's commitment to extend the Loan to Borrower. On the closing date Borrower shall pay Bank the full amount of the commitment fee.

2.12 Payment of Funding Losses.

(a) Borrower shall indemnify Bank against any loss or expense incurred by it as a result of any failure by Borrower to fulfill, on or before the date specified for any renewal or conversion of the interest rate applicable to any Tranche, the conditions thereof, including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of the liquidation or re-employment of deposits or other funds when such renewal or conversion of the interest rate applicable to any Tranche is not made on such date as a result of such failure. A certificate in reasonable detail as to the amount of any such loss or expense submitted to Borrower shall be conclusive as to the amount thereof except in cases of manifest error. A copy of any such statement submitted by Bank shall be given to Borrower.

(b) If for any reason Bank receives all or part of its portion of the principal amount of a LIBO Rate Tranche prior to the last day of the Interest Period applicable thereto, Borrower shall pay Bank the amount (if any) of the Consequential Loss occasioned by such payment. A certificate of such Bank submitted to Borrower shall be conclusive absent manifest error.

2.13 Change in Circumstances.

(a) If Bank determines (which determination shall be made in good faith and shall be conclusive and binding upon Borrower) that (i) adequate and reasonable means do not or will not exist for ascertaining the interest rate, (ii) Dollar deposits in the relevant amounts and for the relevant Interest Period are not available to Bank in the London interbank market, or (iii) the LIBO Rate does not accurately reflect the cost of funds to Bank, then Bank shall forthwith give notice of such determination to Borrower, whereupon, until Bank notifies Borrower that the circumstances giving rise to such suspension no longer exist, the obligation of Bank to permit an Adjusted LIBO Rate election shall be suspended and the Adjusted LIBO Rate shall be converted on the last day of the then current applicable Interest Period to the Adjusted Prime Rate.

(b) If after the date of this Agreement the introduction of or any change in any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or compliance by Bank with any request or directive (whether or not having the force of law) of any authority makes it unlawful or not reasonably possible for Bank (or its Lending Office) to make, maintain or fund the Loan, Bank shall forthwith give notice thereof to Borrower. Before giving any notice pursuant to this Section, Bank shall if possible designate a different Lending Office if such designation will avoid the need for giving such notice and in Bank's sole judgment will not be otherwise disadvantageous to Bank. Upon receipt of such notice, the Adjusted Prime Rate will be substituted for the Adjusted LIBO Rate. If circumstances subsequently change so that Bank is not further affected, the obligation to permit election of the Adjusted LIBO Rate shall be reinstated upon written request of Borrower.

2.14  Capital Adequacy and Increased Costs.

(a) If after the date hereof (i) the adoption or implementation, change, or phasing in of any law or regulation or in the interpretation thereof by any domestic or foreign Governmental Authority charged with the administration thereof or (ii) compliance with any directive, guideline or request from any central bank or domestic or foreign Governmental Authority (whether or not having the force of law) promulgated or made after the date hereof, in either case, affects or would affect the amount of capital required or expected to be maintained by Bank or any corporation directly or indirectly controlling Bank, or has or would have the effect of reducing the rate of return on such capital or the asset value of the Loan made hereunder to a level below that which Bank or such controlling corporation could have achieved but for such adoption, implementation, change, phasing in, or compliance (after taking into account Bank's or such corporation's policies regarding capital adequacy) by an amount deemed by Bank to be material to Bank or such corporation, then, within ten (10) days after written demand by Bank (accompanied by a statement of the type referred to below), Borrower shall pay to Bank such additional amount or amounts as shall be sufficient to compensate Bank or such controlling corporation for any such reduction.

(b) If any law, regulation, treaty, or directive hereafter enacted, promulgated, approved, or issued or any change in any presently existing law, regulation, treaty, or directive therein or in the interpretation or application thereof by any Governmental Authority charged with the administration thereof (whether or not having the force of law) or compliance by Bank or any corporation directly or indirectly owning or controlling Bank (in each case, the "Affected Person") with any request or directive from any central bank or other Governmental Authority, agency, or instrumentality

(i) subjects such Affected Person to any tax, duty, or other charge of any kind whatsoever with respect to the Loan, or its obligations under this Agreement to make the Loan, or any amounts payable to it hereunder (and any additional income or franchise taxes resulting therefrom), or changes the basis of taxation of payments to such Affected Person of principal, interest, or any other amount payable hereunder in respect of the Loan (except for imposition of, or change in the rate of, any tax
(A) on the overall net income of such Affected Person or direct substitute for such tax, or (B) which would not have been imposed if such Affected Person complied with any certification, information, documentation or other reporting requirement); or

(ii) imposes, modifies, or makes applicable any reserve, special deposit, compulsory loan, assessment, increased cost, or similar requirement against assets held by, or deposits of, or advances or loans or letters of credit by, or other credit extended by, or any other acquisition of funds by, any office of such Affected Person in respect of the Loan which is not otherwise expressly included in the determination of the applicable rate or rates of interest hereunder, and the result of any of the foregoing is to increase the cost of making, renewing, or maintaining the Loan or to reduce any amount receivable by Bank hereunder in respect of any of the foregoing then, in any such case, Borrower shall promptly pay Bank upon demand any additional amounts necessary to compensate Bank for such additional cost (including any penalties, interest, and out-of-pocket expenses paid to third parties, but excluding any late payment penalties which resulted solely from Bank's inaction in seeking indemnification hereunder) or reduction in such amount receivable.

(c) Bank will, if possible, designate a different lending office if such will avoid the need for, or reduce the amount of, any compensation hereunder and is not otherwise disadvantageous to Bank. This Section shall apply and Bank is entitled to payment hereunder, notwithstanding any possible invalidity or inapplicability of any event or provision which may require payment hereunder. A statement setting forth the calculations of any additional amounts payable submitted by Bank to Borrower shall be conclusive absent manifest error. No delay by Bank in demanding the payment of any additional amounts pursuant to this Section shall constitute a waiver of its right to demand payment of such amounts at any subsequent time. In determining the additional amount payable pursuant to this Section, Bank shall take into account any transitional adjustment or phase-in provisions of such reserve requirements which would reduce the reserve requirement otherwise applicable; provided, however, Bank, in its sole discretion, may determine the allocation of reserve requirements. Each such determination made by Bank, and each notification to Borrower under this Section, shall be presumptive as to the matters therein set forth in the absence of manifest error in calculation. Bank agrees to provide on request by Borrower such certificates as are reasonably required, and take such other actions as are reasonably necessary to claim such exemptions as Bank may be entitled to claim in respect of all or a portion of any sums which are otherwise required to be paid or deducted or withheld pursuant to this Section. This Section shall not be construed, nor shall it operate, to require Borrower to pay any sums not permitted or in excess of the limits imposed by applicable law.

2.15 Collateral. The payment and performance of the Note and all of the other Obligations of Borrower to Bank pursuant to the Loan Documents shall be secured by the following:

(a) The collateral assignment of, and pledge and grant of a first priority security interest against all of Borrower's assets, including, without limitation, all of Borrower's Premium Finance Agreements (but excluding those Premium Finance Agreements sold to Peregrine Premium Finance L.C. prior to the date hereof) now existing or hereafter created, and all accounts receivable now existing or hereafter created (including those arising from the Reinsurance Agreements, Premium Finance Agreements and unearned premium reimbursements), and all notes receivable, general intangibles and chattel paper of Borrower pursuant to the terms of an agreement (the "Security Agreement") which shall be satisfactory to Bank.

(b) The unconditional guaranties of HFS, ACO, AHGA, HCS, and American Hallmark Agencies, Inc. ("Guarantors") pursuant to the terms of one or more guaranty agreements (each a "Guaranty Agreement") which shall be satisfactory to Bank.

3.0 CONDITIONS PRECEDENT. The obligations of Bank as set forth herein are subject to the satisfaction (in the opinion of Bank), unless waived in writing by Bank, of each of the following conditions (Sections 3.1, 3.3, 3.4, 3.6 and 3.7 are conditions to closing and Sections 3.2, 3.5 and 3.8 are conditions to the initial funding):

3.1 Effectiveness of Loan Documents. Each of the Loan Documents shall be in full force and effect.

3.2 Opinion. There shall have been delivered a favorable opinion of counsel for Borrower and Guarantors covering such matters incident to the Loan or the Loan Documents as Bank may reasonably request, including those matters described in Sections 8.1, 8.2, 8.3, 8.4, 8.5, 8.6, 8.12 and 8.13 hereof.

3.3 Representations and Warranties. All representations and warranties contained herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of this date.

3.4 Documentation and Proceedings. Bank shall have received such evidence as Bank requires of the existence, good standing, authority and capacity of Borrower and each Guarantor to execute, deliver and perform the Loan Documents.

3.5 Portfolio Audit. There shall have been delivered to Bank a portfolio audit of Borrower's portfolio (currently owned by Peregrine Premium Finance L.C.) of Premium Finance Agreements performed by an independent entity which is satisfactory to Bank.

3.6 Expenses. Borrower shall have paid all reasonable expenses of Bank in connection with the preparation of the Loan Documents and the making of the Loan, including but not limited to, the fees and expenses of counsel for Bank.

3.7 Closing of Dorinco Loan Transaction. HFS shall have consummated the transactions contemplated by the Dorinco Loan Documents in form and content satisfactory to Bank and shall have made an equity capital contribution to Borrower in an amount not less than $7,000,000.

3.8 Form of Premium Finance Agreement Approved by the State Board of Insurance. Bank shall have received such evidence as Bank requires of the approval by the Texas State Board of Insurance of the form of Premium Finance Agreement to be utilized by Borrower in its premium finance business.

4.0 CONDITIONS PRECEDENT TO SUBSEQUENT LOANS. The obligation of Bank to make each Loan to Borrower is subject, at the time of the funding of each such Loan, to the satisfaction (in the opinion of Bank), unless waived in writing by Bank, of each of the following conditions:

4.1 Effectiveness of Loan Documents. Each of the Loan Documents shall be in full force and effect.

4.2 Availability. The sum of the then outstanding principal balance of the Note and the amount of the requested Loan shall be equal to or less than the Maximum Amount.

4.3 Representations and Warranties. All representations and warranties contained herein or in the documents referred to herein or otherwise made in writing in connection herewith or therewith shall be true and correct with the same force and effect as though such representations and warranties have been made on and as of the funding date.

4.4 No Default. There shall exist no event of default hereunder or under the Dorinco Loan Documents and no condition, event or act which, with the giving of notice or lapse of time or both, would constitute an event of default hereunder or under the Dorinco Loan Documents.

4.5 Change in Condition. No adverse change in condition (financial or otherwise) of Borrower or any Guarantor or any other event shall have occurred which materially adversely affects (i) the condition (financial or otherwise) of Borrower or any Guarantor, or (ii) the validity or enforceability of any of the Loan Documents, or (iii) the ability of Borrower or any Guarantor to meet and carry out its Obligations under the Loan Documents or to perform the transactions contemplated hereby or thereby.

5.0 AFFIRMATIVE COVENANTS. Until full payment and performance of all Obligations of Borrower under the Loan Documents, Borrower will, unless Bank consents otherwise in writing (and without limiting any requirement of any other Loan Document):

5.1 Financial Statements and Other Information. Maintain a system of accounting satisfactory to Bank and in accordance with GAAP applied on a consistent basis throughout the period involved, permit Bank's officers or authorized representatives to visit and inspect Borrower's books of account and other records at such reasonable times and as often as Bank may desire, and pay the reasonable fees and disbursements of any accountants or other agents of Bank selected by Bank for the foregoing purposes. Unless written notice of another location is given to Bank, Borrower's books and records will be located at Borrower's chief executive office set forth above. The financial statements described in paragraphs (e), (f) and (g) below shall be prepared in form and content acceptable to Bank and by independent certified public accountants acceptable to Bank. In addition, Borrower will:

(a) Furnish to Bank a monthly borrowing base certificate in the form of Exhibit B attached hereto, together with a "back-up tape" containing comprehensive data regarding the portfolio of Premium Finance Agreements and all information necessary to substantiate the calculation of the Borrowing Base in such monthly borrowing base certificate, within thirty
(30) days following the end of each calendar month.

(b) Furnish to Bank an aging of its Premium Finance Agreements and other accounts and notes receivable in the form of Exhibit D hereto within thirty (30) days following the end of each calendar month.

(c) Upon request of Bank, furnish to Bank internally routinely prepared monthly financial statements (including a balance sheet and an income statement) of Borrower for each calendar month of each calendar year of Borrower, within forty-five (45) days after the request is made by Bank.

(d) Furnish to Bank quarterly internally prepared consolidated and consolidating financial statements (including a balance sheet and an income statement) of HFS, ACO and Borrower for each fiscal quarter of each fiscal year of HFS, ACO and Borrower, within forty-five (45) days after the close of each such fiscal quarter.

(e) Furnish to Bank annual audited financial statements (including a balance sheet, and statements of financial condition, income, cash flows and changes in shareholders' equity) of Borrower for each fiscal year of Borrower prepared in accordance with GAAP on an audited basis within one hundred twenty (120) days following the end of Borrower's fiscal year.

(f) Furnish to Bank annual audited consolidated financial statements (including a balance sheet, and statements of financial condition, income, cash flows and changes in shareholders' equity) of AH, prepared in accordance with statutory requirements and any other applicable requirements of the Texas Department of Insurance within one hundred twenty (120) days following each fiscal year of AH.

(g) Furnish to Bank annual audited financial statements (including a balance sheet, and statements of financial condition, income, cash flows and changes in shareholders' equity) of HFS prepared in accordance with GAAP within one hundred twenty (120) days of the end of the fiscal year of such entity.

(h) Furnish to Bank a copy of the annual report on Form 10-KSB filed with the Securities and Exchange Commission of HFS as soon as available, and in any event within one hundred twenty (120) days of the end of the fiscal year of such entity.

(i) Furnish to Bank a compliance certificate in the form of Exhibit C attached hereto for (and executed by an authorized representative of) Borrower concurrently with and dated as of the date of delivery of each of the financial statements as required in Sections 5.1(c), 5.1(d) and 5.1(e) above, containing (1) a certification that the financial statements of even date are true and correct and that Borrower is not in default under the terms of this Agreement, and (2) computations and conclusions, in such detail as Bank may request, with respect to compliance with this Agreement, and the other Loan Documents, including computations of all quantitative covenants.

(j) Furnish to Bank promptly such additional information, reports and statements respecting the business operations and financial condition of Borrower and Guarantors, respectively, from time to time, as Bank may reasonably request.

5.2 Quarterly Portfolio Audits. Submit to, and bear the expense of (not to exceed $1,500.00 per audit), four portfolio audits of Borrower's portfolio of Premium Finance Agreements performed by Bank or its representatives or agents during any period of twelve (12) consecutive calendar months. The portfolio audit delivered pursuant to Section 3.5 hereof shall be considered the first portfolio audit for purposes of this Section.

5.3 Insurance. Maintain insurance with responsible insurance companies on such of its properties, in such amounts and against such risks as is customarily maintained by similar businesses operating in the same vicinity, specifically to include fire and extended coverage insurance covering all assets, workers compensation insurance and liability insurance, all to be with such companies and in such amounts as are satisfactory to Bank and providing for at least 30 days prior notice to Bank of any cancellation thereof. Satisfactory evidence of such insurance will be supplied to Bank prior to the initial funding under the Loan and prior to each policy renewal.

5.4 Existence and Compliance. Maintain its existence, good standing and qualification to do business, where required and comply with all laws, regulations and governmental requirements including, without limitation, (a) environmental laws applicable to it or to any of its property, business operations and transactions, and (b) Chapter 24 of the Insurance Code, Title 28 of the Texas Administrative Code, the Truth in Lending Act and Regulation Z promulgated thereunder, and the rules, regulations and orders of the Texas Department of Insurance and any other Governmental Authority having jurisdiction over any aspect of the business of Borrower.

5.5 Right to Receive Unearned Premiums. Notify the insurer whose premiums are being financed of the existence of each insurance Premium Finance Agreement within the time required by Section 24.22 of Chapter 24 of the Insurance Code and give such notices and take all other actions as may be necessary or required in order that Borrower shall be entitled to receive all unearned premiums from such insurer or reinsurer in the event a Premium Finance Agreement is canceled.

5.6 Notice of Adverse Conditions or Events. Promptly advise Bank in writing of (i) any condition, event or act which comes to its attention that would or might materially adversely affect Borrower's or any Guarantor's financial condition or operations, any collateral, or Bank's rights under the Loan Documents, (ii) any litigation filed by or against Borrower or any Guarantor claiming an amount in excess of $100,000,
(iii) any event that has occurred that would constitute an event of default under any Loan Documents or under any Dorinco Loan Documents, and (iv) any uninsured or partially uninsured loss through fire, theft, liability or property damage in excess of an aggregate of $100,000. Borrower will advise Bank in writing of any change, amendment, renewal, modification, cancellation or substitution of any Reinsurance Agreement within ten (10) days thereof.

5.7 Taxes and Other Obligations. Pay all of its taxes, assessments and other obligations, including, but not limited to taxes and assessments and lawful claims which, if unpaid, might by law become a lien against the assets of Borrower, as the same become due and payable, except to the extent the same are being Contested in Good Faith.

5.8 Maintenance. Maintain all of its tangible property in good condition and repair and make all necessary replacements thereof, and preserve and maintain all licenses, trademarks, privileges, permits, franchises, certificates and the like necessary for the operation of its business.

5.9 Environmental. Immediately advise Bank in writing of (i) any and all enforcement, cleanup, remedial, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any applicable federal, state, or local laws, ordinances or regulations relating to any Hazardous Materials affecting Borrower's business operations; and (ii) all claims made or threatened by any third party against Borrower relating to damages, contribution, cost recovery, compensation, loss or injury resulting from any Hazardous Materials. Borrower shall immediately notify Bank of any remedial action taken by Borrower with respect to Borrower's business operations. Borrower will not use or permit any other party to use any Hazardous Materials at any of Borrower's places of business or at any other property owned by Borrower except such materials as are incidental to Borrower's normal course of business, maintenance and repairs and which are handled in compliance with all applicable environmental laws; Borrower agrees to permit Bank, its agents, contractors and employees to enter and inspect any of Borrower's places of business or any other property of Borrower at any reasonable times for the purposes of conducting an environmental investigation and audit (including taking physical samples) to insure that Borrower is complying with this covenant and Borrower shall reimburse Bank on demand for the costs of any such environmental investigation and audit. Borrower shall provide Bank, its agents, contractors, employees and representatives with access to and copies of any and all data and documents relating to or dealing with any Hazardous

Materials used, generated, manufactured, stored or disposed of by Borrower's business operations within five (5) days of the request therefor.

5.10 Delivery of Endorsed Premium Finance Agreements. Upon the occurrence of a Default or an Event of Default or any Trigger Event, within one (1) Business Day, Borrower shall immediately notify Bank of the occurrence of such Default, Event of Default or Trigger Event and deliver to Bank all Premium Finance Agreements of Borrower (excluding those Premium Finance Agreements sold to Peregrine Premium Finance L.C. prior to the date hereof), appropriately endorsed, with full recourse and warranty and execute, acknowledge, and deliver to Bank and file or cause to be filed any and all other documents, agreements and instruments and do all other acts or things as Bank may reasonably request in order more fully to effect the assignment of the Premium Finance Agreements to Bank.

6.0 NEGATIVE COVENANTS. Until full payment and performance of all Obligations of Borrower under the Loan Documents, Borrower will not, without the prior written consent of Bank (and without limiting any requirement of any other Loan Documents):

6.1 Interest Coverage Ratio. For any period specified below, permit the ratio (the "Interest Coverage Ratio") of (i) the sum obtained by adding (A) Borrower's pre-tax net income determined in accordance with GAAP (before dividends, distributions, management fees and marketing fees) for any period, plus (B) Interest Expense for such period, to (ii) Interest Expense for such period to be less than 1.50 to 1.0. The Interest Coverage Ratio shall be determined (i) as of the last day of each fiscal quarter ending in 1997, for the period commencing on January 1, 1997 and ending on the last day of such fiscal quarter, and (ii) as of the last day of each fiscal quarter ending in the period beginning January 1, 1998 through and including the Expiration Date, for the twelve-month period ending on the last day of such fiscal quarter.

6.2 Capital Expenditures. Make capital expenditures during each fiscal year (including capitalized leases) exceeding $100,000 in the aggregate.

6.3 Minimum Tangible Net Worth. Permit the Tangible Net Worth of Borrower at any time during 1997 to be less than $7,700,000 or at any time during 1998 to be less than $8,000,000.

6.4 Transfer of Assets or Control. Sell, lease, assign or otherwise dispose of or transfer any assets, except in the normal course of its business, or enter into any merger or consolidation, or transfer control or ownership of Borrower (other than a transfer made pursuant to the Dorinco Loan Documents), or form or acquire any subsidiary.

6.5 Liens. Grant, suffer or permit any contractual or noncontractual lien on or security interest in its assets, except (a) liens in favor of Bank, (b) liens for taxes, assessments or similar charges, incurred in the ordinary course of business that are not yet due and payable,
(c) liens of mechanics, materialmen, warehousemen, carriers, operators and other like liens securing obligations incurred in the ordinary course of business that are not yet due and payable; (d) landlord's liens for rentals not yet due and payable; and (e) liens securing any purchase money Indebtedness permitted hereunder (if any) if such liens do not encumber any property other than the property for which such

Indebtedness was incurred and do not secure payment of any amount other than the amount from time to time owing on the property for which such Indebtedness was incurred and the Indebtedness initially secured by such lien does not exceed $100,000.

6.6 Extensions of Credit. Make, or permit any subsidiary to make, any loan or advance to any person or entity, except for loans by Borrower in the ordinary course of business, or purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any capital stock, assets, obligations, or other securities of, make any capital contribution to, or otherwise invest in or acquire any interest in any entity, or participate as a partner or joint venturer with any person or entity, except for (a) the purchase of direct obligations of the United States or any agency thereof with maturities of less than one year,
(b) certificates of deposit issued by or money market deposits with Merrill, Lynch, Pierce, Fenner & Smith Incorporated or any bank or trust company organized under the laws of the United States of America or any state thereof and having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements), and (c) repurchase agreements with respect to the investments referred to in clauses (a) and (b) above with any bank or trust company organized under the laws of the United States of America or any state thereof having combined capital, surplus and undivided profits of not less than $500,000,000 (as of the date of its most recent financial statements).

6.7 Borrowings. Create, incur, assume or become liable in any manner for any Indebtedness (for borrowed money, deferred payment for the purchase of assets, lease payments, as surety or guarantor for the debt for another, or otherwise) other than to Bank, except for (a) normal trade debts incurred in the ordinary course of Borrower's business,
(b) intracompany debt and debt owed to insurers and reinsurers created in the ordinary course of business which is offset dollar for dollar by cash and receivables, and (c) and except for existing Indebtedness disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

6.8 Character of Business. Change the general character of business as conducted at the date hereof, or engage in any type of business not reasonably related to its business as presently conducted.

6.9 Dividends, Distributions, Management Fees and Marketing Fees. Make any distribution (other than dividends payable in capital stock of Borrower) on any shares of any class of its capital stock or apply any of its property or assets to the purchase, redemption or other retirement of any shares of any class of its capital stock or in any way amend its capital structure, or pay or become obligated to pay any management, marketing or other similar fees to any person or entity; provided, however, so long as no Default or Event of Default has occurred and is continuing hereunder or under the Dorinco Loan Documents, the Borrower may distribute cash dividends or pay management or other similar fees to HFS in an amount not in excess of the Net Operating Income Available For Distribution of Borrower.

6.10 Affiliate Transactions. Engage or permit any of its subsidiaries to engage in any transaction with any Affiliate of Borrower, HFS or ACO or any shareholder or investor in Borrower, or make an assignment or other transfer of its properties or assets to any Affiliate, whether or not any ordinary course of business, other than on terms and conditions substantially as favorable to Borrower or any subsidiary of Borrower as would be obtainable by Borrower or any such subsidiary at the time in a comparable arms-length transaction with any party other than an Affiliate.

6.11 Character of its Underwriting Guidelines. Change any material underwriting guidelines utilized by Borrower as of the date hereof in underwriting Premium Finance Agreements.

6.12 Amend the Dorinco Loan Documents. Amend or modify any material terms or provisions of any of the Dorinco Loan Documents.

7.0 COVENANTS OF HALLMARK FINANCIAL SERVICES, INC.. Until full payment and performance of all Obligations of Borrower under the Loan Documents, or until Bank consents to the contrary and the Borrower receives the prior written approval of the contrary from Bank, HFS and ACO will comply or cause compliance with each of the following covenants:

7.1 Statutory Capital and Surplus. HFS will not permit at any time AH's Statutory Capital and Surplus to be less than $2,650,000 as of the date of any reporting period required by law or required by the Texas Department of Insurance.

7.2  Minimum Tangible Net Worth.   Neither HFS nor ACO will permit at
any time Borrower's Tangible Net Worth as of the date of any reporting period required by law or required by the Texas Department of Insurance during the following calendar years to be less than the following amounts:

               1997                $7,700,000
               1998                $8,000,000

7.3 Transactions With Affiliates. All transactions between or among HFS or ACO, any Affiliate(s), and any director, officer, employee and/or agent of HFS or ACO, and Affiliate(s) shall be in good faith and commercially reasonably.

7.4 Ratio of Gross Premium to Statutory Capital and Surplus. HFS shall cause AH to maintain its ratio of Gross Premium to Statutory Capital and Surplus at or below 10.0 to 1.0.

7.5 Ratio of Net Premium to Statutory Capital and Surplus. HFS shall cause AH to maintain its ratio of Net Premium to Statutory Capital and Surplus at or below 3.0 to 1.0.

7.6 Combined Ratio. HFS shall cause AH to maintain the average of AH's Combined Ratio as of the end of any four (4) immediately preceding fiscal quarters of AH's operations at 115% or below.

7.7 Loss Ratio. HFS shall cause AH to maintain the average of AH's Loss Ratio as of the end of any four (4) immediately preceding fiscal quarters of AH's operations at 87% or below.

7.8 Change in Ownership or Business. (i) Neither HFS nor ACO shall permit AH, Borrower or AHGA to change the nature of its business or materially change its ownership.

(ii) HFS shall not permit AH to write directly or indirectly the following lines of business, or its equivalent: mortgage guaranty, ocean marine, financial guaranty, medical malpractice, earthquake (as a separate coverage), group accident and health, credit accident and health (group and individual), other accident and health, workers' compensation, products liability, aircraft (all perils), fidelity, surety, boiler and machinery, credit, and international.

7.9 Dividends. HFS shall not pay or declare any cash or other dividends or distributions on its corporate stock. ACO shall not, and HFS shall not permit AH to, pay or declare any cash or other dividends or distributions on its corporate stock if such payment or declaration would result in an Event of Default hereunder or under the Dorinco Loan Documents.

7.10 Intercompany Service Agreements. HFS shall not nor permit AH to amend or adjust the commission structure of its intercompany service agreements in place at the date of execution of this Agreement, to the extent that it materially adversely affects AH financially.

7.11 Disposition of Assets, Security Interests and other Encumbrances. Neither HFS nor ACO shall, nor permit AH, Borrower or AHGA to, sell, assign, transfer or otherwise dispose of any of their respective assets or properties or any interest therein, or create, incur or suffer to exist any mortgage, security interest, lien, license or other encumbrance upon any of their respective properties or assets, whether now owned or hereafter acquired, except (a) security interests created or arising pursuant to the Dorinco Loan Documents, (b) purchase money security interests in equipment used in the normal course of their respective businesses, (c) operating or capital equipment leases for use in the ordinary course of business, (d) existing encumbrances disclosed in HFS's consolidated and consolidating financial statements, and (e) liens granted by Borrower to Bank under this Agreement and the other Loan Documents.

7.12 Capital Stock. Neither HFS nor ACO shall, nor permit Borrower to, purchase or retire any of its capital stock or issue or sell any capital stock or otherwise change its capital structure or change the relative rights, preferences or limitations relating to its capital stock.

7.13 Investments and Advances. Neither HFS nor ACO shall, nor permit AH to make any investment in or advance to any person, firm or corporation, other than advances (i) to or investments in any Affiliate(s), however, any advance or investment by AH to any Affiliate(s) or HFS requires Bank's prior written consent and (ii) to employees in the ordinary course of business, not to exceed $50,000.00.

7.14 Guaranties. Neither HFS nor ACO shall, nor permit AH or any other Affiliate(s) to become a guarantor, surety or otherwise liable for the debts or other obligations of any other person, firm or corporation, except for (i) Obligations to Bank, (ii) pledges of assets to secure Indebtedness of HFS under the Dorinco Loan Documents, (iii) obligations under the Reinsurance Agreements, and (iv) obligations of Affiliate(s), provided the aggregate obligation of either HFS or AH on the obligations of all other Affiliate(s) shall not exceed $500,000.00, further provided, no single transaction shall exceed $200,000.00.

7.15 Affiliate(s) Stock. Neither HFS nor ACO shall permit any Affiliate(s) (other than HFS) to consent to or approve or permit the issuance of any additional shares of any class of capital stock of any such Affiliate(s), or any securities convertible voluntarily by the holder thereof or automatically upon the occurrence or non-occurrence of any event or condition into, or exchangeable for, any such shares, or any warrants, options, rights or other commitments entitling any person to purchase or otherwise acquire any such shares other than to the present owner of the capital stock of such Affiliate.

7.16 Other Miscellaneous Covenants. Neither HFS nor ACO shall, and HFS shall not permit AH to:

(i) Create, incur or permit to exist or otherwise become liable for, directly or indirectly, any indebtedness for borrowed money or for the deferred purchase price of real or personal property in excess of, in the aggregate, $500,000.00, or in any individual transaction, $200,000.00, except (A) trade indebtedness incurred in the ordinary course of business, (B) the Obligations and (C) the Indebtedness owing under the Dorinco Loan Documents;

(ii) Merge or consolidate with any other company or companies; enter into any joint venture or partnership with any person, firm or corporation other than an Affiliate; or convey, lease or sell all or any material portion of its property or assets or business to any other person, firm or corporation, other than the purchase or sale of assets in the ordinary course of business;

(iii) Consent to or approve or permit any material amendment, restatement or substitution of the articles of incorporation and/or bylaws of AH, it being hereby acknowledged by HFS that any such amendment, restatement or substitution shall not be effective unless so consented to by Bank and that Bank may give or withhold such consent in each instance in Bank's sole and absolute discretion. For purposes of this Section 7, and without limiting the scope of this Section 7, any change in capital structure or in the relative rights, preferences or limitations relating to capital stock shall be deemed a material change.

8.0 REPRESENTATIONS AND WARRANTIES. Borrower hereby represents and warrants to Bank as follows:

8.1 Good Standing. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in each jurisdiction in which Borrower does business. ACO is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business. HFS is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business. AHGA is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business. American Hallmark Agencies, Inc. is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business. HCS is a corporation duly organized, validly existing and in good standing under the laws of Texas and has the power and authority to own its property and to carry on its business in each jurisdiction in which it does business.

8.2 Authority and Compliance. Borrower has full power and authority to execute and deliver the Loan Documents and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of Borrower. Each Guarantor has full power and authority to execute and deliver the guaranty agreements to which each is a party and to incur and perform the obligations provided for therein, all of which have been duly authorized by all proper and necessary action of the appropriate governing body of the Guarantors. No consent or approval of any public authority or other third party is required as a condition to the validity of any Loan Document, and Borrower and all Guarantors are in compliance with all laws and regulatory requirements to which they are subject.

8.3 Binding Agreement. This Agreement and the other Loan Documents executed by Borrower constitute valid and legally binding obligations of Borrower, enforceable in accordance with their terms. Each Guaranty Agreement executed by a Guarantor constitutes a valid and legally binding obligation of such Guarantor, enforceable in accordance with its terms.

8.4 Concerning the Reinsurance Agreements. Each Reinsurance Agreement is in full force and effect and is the valid and legally binding obligation of the parties thereto enforceable in accordance with its respective terms.

8.5 Litigation. There is no proceeding involving Borrower pending or, to the knowledge of Borrower, threatened before any court or Governmental Authority, agency or arbitration authority, except as disclosed to Bank in writing and acknowledged by Bank prior to the date of this Agreement.

8.6 No Conflicting Agreements. There is no charter, bylaw, stock provision, partnership agreement or other document pertaining to the organization, power or authority of Borrower or any Guarantor and no provision of any existing agreement, mortgage, indenture or contract binding on Borrower or any Guarantor or affecting their property, which would conflict with or in any way prevent the execution, delivery or carrying out of the terms of the Loan Documents to which they are parties, including without limitation, the Dorinco Loan Documents.
8.7 Ownership of Assets. Borrower has good title to its assets, and its assets are free and clear of liens, except those granted to Bank and as disclosed to Bank in writing prior to the date of this Agreement.

8.8 Contingent Liabilities. There are no suretyship agreements,guaranties or other contingent liabilities of Borrower, ACO or HFS that have not been disclosed in writing to Bank.

8.9 Taxes. All taxes and assessments due and payable by Borrower have been paid or are being Contested in Good Faith, and Borrower has filed all tax returns which it is required to file.

8.10 Financial Statements. The financial statements of Borrower heretofore delivered to Bank have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved and fairly present Borrower's financial condition as of the date or dates thereof, and there has been no material adverse change in Borrower's financial condition or operations since September 30, 1996. To the best of Borrower's knowledge, all factual information furnished by Borrower to Bank in connection with this Agreement and the other Loan Documents is and will be accurate and complete on the date as of which such information is delivered to Bank and is not and will not be incomplete by the omission of any material fact necessary to make such information not misleading.

8.11 Environmental Matters. The conduct of Borrower's business operations and the condition of Borrower's property does not and will not violate any federal laws, rules or ordinances for environmental protection, regulations of the Environmental Protection Agency, any applicable local or state law, rule, regulation or rule of common law or any judicial interpretation thereof relating primarily to the environment or Hazardous Materials.

8.12 Licenses and Permits. Borrower has obtained all licenses, permits and approvals required to engage in the business of insurance premium financing which are required by the laws, rules and regulations of every state in which Borrower engages in such business.

8.13 Use of Approved Premium Finance Agreement. The form of Premium Finance Agreement used by Borrower in its insurance premium finance business complies in all material respects with all applicable laws, including, without limitation, Chapter 24 of the Insurance Code, Chapters 3 and 4 of the Texas Credit Code (Tex. Rev. Civ. Stat.Ann. art. 5069-3.01, et seq. and art 5069-4.01, et seq.) and shall be approved by the Department of Insurance of Texas and by all other Governmental Authorities required in order for Borrower to use such agreement in its insurance premium finance business prior to the date of the initial funding of the Loan hereunder.

8.14 Compliance with Applicable Laws. Borrower has complied with all applicable laws (including without limitation Chapter 24 of the Insurance Code, Title 28 of the Administrative Code, and the Truth in Lending Act (the "Act") and all other statutes referenced in Chapter 24 of the Insurance Code), rules, regulations (including without limitation Regulation Z promulgated under the Act) and orders of all Governmental Authorities (including without limitation, the Department of Insurance) having jurisdiction over any aspect of the business conducted by Borrower.

8.15 Solvency. Borrower, each of the Guarantors and AH are Solvent both before and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents.

8.16 Additional Information. No information, exhibit or report furnished by Borrower to Bank in connection with any of the Loan
Documents contains any material misstatement of a fact or omits to state a material fact or any fact necessary to make the statements contained therein not materially misleading.

8.17 Continuation of Representation and Warranties. All representations and warranties made under this Agreement shall be deemed to be made at and as of the date hereof and at and as of the date of any future advance under any Loan.

9.0  DEFAULT.  Any of the following shall constitute Events of Default:

9.1 Nonpayment. Borrower shall default in the due and punctual payment of any principal or interest of the Note when due and payable, whether at maturity or otherwise.

9.2 Representations and Warranties. Any representation, warranty or statement made by Borrower or any Guarantor herein or otherwise in writing in connection herewith or in connection with any of the other Loan Documents and the agreements referred to herein or therein or in any financial statement, certificate or statement signed by any officer or employee of Borrower or any Guarantor and furnished pursuant to any provision of the Loan Documents shall be breached, or shall be materially false, incorrect or incomplete when made.

9.3 Covenants Contained in Agreement. (a) Borrower shall default in the due performance or observance of any term, covenant or agreement (other than Sections 5.5, 5.10, 6.1, 6.2, 6.4, 6.6, 6.8, 6.9, 6.11 and
6.12 hereof) on its part to be performed or observed hereunder and the default shall continue unremedied for a period of thirty (30) days following notice thereof from Bank to Borrower; or (b) Borrower shall default in the due performance or observance of any term, covenant or agreement of Sections 5.5, 5.10, 6.1, 6.2, 6.4, 6.6, 6.8, 6.9, 6.11 and
6.12 hereof.

9.4 Default in Other Loan Documents. Borrower or any Guarantor shall default in the due performance of or observance by it of any term, covenant or agreement on its part to be performed pursuant to the terms of any of the other Loan Documents and the default shall continue unremedied beyond any grace or cure period therein provided.

9.5 Default under the Dorinco Loan Documents. An event of default shall occur under the provisions of any Dorinco Loan Document the effect of which is to permit the holder or holders of such instrument to cause the indebtedness evidenced by such instrument to become due prior to its stated maturity.

9.6 Default in Other Debt. An event of default shall occur under the provisions of any instrument (other than the Loan Documents and the indebtedness described in Schedule 9.6 attached hereto and made a part hereof by this reference) evidencing indebtedness of Borrower or any Guarantor for the payment of borrowed money or of any agreement relating thereto the effect of which is to permit the holder or holders of such instrument to cause the indebtedness evidenced by such instrument to become due prior to its stated maturity.

9.7 Validity of Loan Documents. Any of the Loan Documents shall cease to be a legal, valid and binding agreement enforceable against any party executing the same in accordance with the respective terms thereof, or shall in any way be terminated, or become or be declared ineffective or inoperative, or shall in any way whatsoever cease to give or provide the respective rights, remedies, powers and privileges intended to be created thereby.

9.8 Bankruptcy. Borrower or any Guarantor shall suspend or discontinue its business operations, or shall generally fail to pay its debts as they mature, or shall file a petition commencing a voluntary case concerning Borrower or any Guarantor under any chapter of the United States Bankruptcy Code; or any involuntary case shall be commenced against Borrower or any Guarantor under the United States Bankruptcy Code; or Borrower or any Guarantor shall become insolvent (howsoever such insolvency may be evidenced).

9.9 Judgments and Decrees. Borrower or any Guarantor shall suffer a final judgment for the payment of money and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced, or, if commenced, has been effectively stayed. Any order, judgment or decree shall be entered in any proceeding against Borrower or any Guarantor decreeing the dissolution or split up of Borrower or any Guarantor and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days unless, pending further proceedings, dissolution or split up has not commenced, or, if commenced, has been effectively stayed.

9.10 Drop in Rating of Reinsurance Companies Responsible for Repayment of Unearned Premiums. The A.M. Best Company shall lower below "A-" the rating of any reinsurance company responsible for the repayment of unearned premiums to Borrower and, within ninety (90) days of the date the rating of such reinsurance company falls below "A-," the Borrower has not replaced the reinsurance agreement of such reinsurance company with a reinsurance agreement with another reinsurance company having an A.M. Best Company rating of "A-" or better covering the same reinsured business.

9.11 Ms. Linda Sleeper and Mr. Ramon Phillips to be Involved in Senior Management. Neither Linda H. Sleeper nor Ramon D. Phillips is devoting her/his full time and effort to the management and operation of Borrower.

9.12 Concerning the Reinsurance Agreements. At any time there is not in force and effect (i) a Reinsurance Agreement reinsuring all new and renewal business produced and underwritten through AHGA for and on behalf of State and County Mutual Fire Insurance Company, Fort Worth, Texas, ceded to AH and classified by AH as Private Passenger Automobile business, including Physical Damage, Liability, Personal Injury Protection and Uninsured/Underinsured Motorist, covering seventy-five percent (75%) quota share; and (ii) a Reinsurance Agreement reinsuring all new and renewal business produced and underwritten through AHGA for and on behalf of State and County Mutual Fire Insurance Company, Fort Worth, Texas, ceded to AH and classified by AH as Private Passenger Automobile Physical Damage business, covering ninety-five percent (95%) of $150,000 in excess of $100,000 of each loss occurrence.

9.13 Regulatory Action or Directive. At any time any Governmental Authority delivers to Borrower, HFS, ACO, AHGA or AH, a cease and desist order, letter of unsafe practices or conditions, an order of correction, or similar directive under applicable law or commences any action which could result in taking possession, reorganization or liquidation of Borrower, HFS, ACO, AH, or AHGA, and such letter, action, order or other directive is permitted to remain uncured or undismissed for more than forty-five (45) days.

10.0 REMEDIES.  Upon the occurrence of an event of default described in
Section 9.8 hereof, the entire principal of and accrued interest on the Note shall forthwith be due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrower. In the event that any event of default described in Sections 9.1 through 9.7 hereof or Section 9.9 through 9.13 hereof shall occur and be continuing, Bank may, without demand or notice of its election declare the entire unpaid balance of the Note and all other indebtedness of Borrower to Bank, or any part thereof, immediately due and payable, whereupon the principal of and accrued interest on such Note and other indebtedness shall be forthwith due and payable without demand, presentment for payment, notice of nonpayment, protest, notice of protest, notice of intent to accelerate, notice of acceleration and all other notices and further actions of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any such event of default, Bank may (a) exercise any and all rights under or pursuant to any of the Loan Documents, and
(b) exercise any and all rights afforded to Bank by the laws of the State of Texas or any other applicable jurisdiction or in equity or otherwise, as Bank may deem appropriate.

11.0 NOTICES. All notices, requests or demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to the other party at the addresses set forth on the first page of this Agreement or to such other address as any party may designate by written notice to the other party. Each such notice, request and demand shall be deemed given or made
(a) if sent by mail, upon the earlier of the date of receipt or three
(3) days after deposit in the U.S. Mail, first class postage prepaid, and (b) if sent by any other means, upon delivery.

12.0 COSTS, EXPENSES AND ATTORNEY'S FEES. Borrower shall pay to Bank immediately upon demand the full amount of all costs and expenses, including reasonable attorneys' fees, incurred by Bank in connection with (a) negotiation and preparation of this Agreement and each of the Loan Documents, and (b) Bank's continued administration thereof, and
(c) any modifications of or consents or waivers under or amendments to or interpretations of or enforcement of this Agreement, the Note, the other Loan Documents and the agreements described therein. Borrower further agrees to indemnify Bank from and hold it harmless against any and all losses, liabilities, claims, damages or expenses which Bank suffers or incurs as a result of its entering into this Agreement, or the consummation of the transactions contemplated by this Agreement and the Loan Documents, or the use or contemplated use of the proceeds of the Loan, including, without limitation, the fees and disbursements of counsel incurred in connection with any litigation, arbitration or other proceeding arising out of or by reason of any of the aftersaid.

13.0 MISCELLANEOUS. Borrower and Bank further covenant and agree as follows, without limiting any requirement of any other Loan Document:

13.1 Cumulative Rights and No Waiver. Each and every right granted to Bank under any Loan Document, or allowed it by law or equity shall be cumulative of each other and may be exercised in addition to any and all other rights of Bank, and no delay in exercising any right shall operate as a waiver thereof, nor shall any single or partial exercise by Bank of any right preclude any other or future exercise thereof or the exercise of any other right. Borrower expressly waives any presentment, demand, protest or other notice of any kind, including but not limited to notice of intent to accelerate and notice of acceleration. No notice to or demand on Borrower in any case shall, of itself, entitle Borrower to any other or future notice or demand in similar or other circumstances.

13.2 Applicable Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the laws of Texas and applicable United States federal law and shall be performable in Dallas County, Texas.

13.3 Amendment. No modification, consent, amendment or waiver of any provision of this Agreement, nor consent to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by an officer of Bank, and then shall be effective only in the specified instance and for the purpose for which given. This Agreement is binding upon Borrower, its successors and assigns, and inures to the benefit of Bank, its successors and assigns; however, no assignment or other transfer of Borrower's rights or obligations hereunder shall be made or be effective without Bank's prior written consent, nor shall it relieve Borrower of any obligations hereunder. There is no third party beneficiary of this Agreement.

13.4 Documents. All documents, certificates and other items required under this Agreement to be executed and/or delivered to Bank shall be in form and content satisfactory to Bank and its counsel.

13.5 Partial Invalidity. The unenforceability or invalidity of any provision of this Agreement shall not affect the enforceability or validity of any other provision herein and the invalidity or unenforceability of any provision of any Loan Document to any person or circumstance shall not affect the enforceability or validity of such provision as it may apply to other persons or circumstances.

13.6 Indemnification. Notwithstanding anything to the contrary contained in Section 13.7 hereof, Borrower shall indemnify, defend and hold Bank and its successors and assigns harmless from and against any and all claims, demands, suits, losses, damages, assessments, fines, penalties, costs or other expenses (including reasonable attorneys' fees and court costs) arising from or in any way related to any of the transactions contemplated hereby, including but not limited to actual or threatened damage to the environment, agency costs of investigation, personal injury or death, or property damage, due to a release or alleged release of Hazardous Materials, arising from Borrower's business operations, any other property owned by Borrower or in the surface or ground water arising from Borrower's business operations, or gaseous emissions arising from Borrower's business operations or any other condition existing or arising from Borrower's business operations resulting from the use or existence of Hazardous Materials, whether such claim proves to be true or false. Borrower further agrees that its indemnity obligations shall include, but are not limited to, liability for damages resulting from the personal injury or death of an employee of Borrower, regardless of whether Borrower has paid the employee under the workmen's compensation laws of any state or other similar federal or state legislation for the protection of employees. The term "property damage" as used in this paragraph includes, but is not limited to, damage to any real or personal property of Borrower, Bank, and of any third parties. Borrower's obligations under this paragraph shall survive the repayment of the Loan and any deed in lieu of foreclosure or foreclosure of any deed of trust, security agreement or other Loan Document securing the Loan.

13.7 Survivability. All covenants, agreements, representations and warranties made herein or in the other Loan Documents shall survive the making of the Loan and shall continue in full force and effect so long as the Loan is outstanding or the obligation of Bank to make any advances under the Loan shall not have expired.

13.8 Accounting Terms. All accounting terms not specifically defined or specified herein shall have the meanings generally attributed to such terms under GAAP, as in effect from time to time, consistently applied, with respect to the financial statements referenced in Section 7.9 hereof.

14.0 ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF (J.A.M.S.), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

14.1 Special Rules. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS INSTRUMENT, AGREEMENT OR DOCUMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

14.2 Reservation of Rights. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS INSTRUMENT, AGREEMENT OR DOCUMENT; OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF BANK HERETO (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS INSTRUMENT, AGREEMENT OR DOCUMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL

CONSTITUTE A WAIVER OF THE RIGHT OF ANY PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

15.0 AGREEMENT CONTROLLING. In the event of a conflict between the terms and provisions of this Agreement and the terms and provisions of any of the other Loan Documents, the terms and provisions of this Agreement shall control.

16.0 NOTICE OF FINAL AGREEMENT. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


                [THIS SPACE IS INTENTIONALLY LEFT BLANK.]

                              HALLMARK FINANCE CORPORATION



                              By
                                Linda H. Sleeper, Executive Vice
                                President



                              HALLMARK FINANCIAL SERVICES, INC.



                              By
                                Linda H. Sleeper, Executive Vice
                                President



                              ACO HOLDINGS, INC.


                              By
                                Linda H. Sleeper, Executive Vice
                                President




                              NATIONSBANK OF TEXAS, N.A.



                              By
                                Susan M. Raher, Vice President

                               EXHIBIT A

                                 FORM OF
                           NOTICE OF BORROWING

TO: NATIONSBANK OF TEXAS, N.A. under the Loan Agreement dated March 17, 1997, by and between HALLMARK FINANCE CORPORATION, and NATIONSBANK OF TEXAS, N.A. ("Agreement")

  Terms used herein which are defined in the Agreement have the same meanings unless otherwise specified. Pursuant to Section 2.5 and
Section 2.6 of the Agreement, this Notice of Borrowing represents the election of Borrower to select the following Interest Rate Options:

(I) Date of proposed Loan:\

(ii)Principal amount of requested Loan (Minimum Principal amount
$250,000). (If no Interest Rate Option is elected by Borrower, the applicable Interest Rate Option shall be the Adjusted Prime Rate.):




Amount of requested Loan which will be
a Prime Rate Tranche:


Amount of requested Loan which will be
a LIBO Rate Tranche:


(iii) If the Interest Rate Option for any Tranche is the Adjusted LIBO Rate, the Interest Period for such Tranche (options: three (3), six (6) or twelve (12) calendar months):

(iv)Designate whether Loan is a new advance, or a conversion or renewal of any existing LIBO Rate Tranche or a Prime Rate Tranche:
Borrower certifies that as of the date of the requested advance(s) all of the conditions precedent contained in the Agreement have been satisfied (or waived pursuant to the Agreement) and that all representations and warranties of Borrower and each Guarantor set forth in the Agreement are true and correct in all material respects on the date of such advance(s) (other than representations and warranties which expressly speak as of the closing date), and the Borrowing Base Certificate most recently delivered pursuant to the Agreement may be relied upon for this borrowing and is true and correct as of the date thereof.

  DATED this _____ day of ____________, 199__.

                                   HALLMARK FINANCE CORPORATION



                                   By


                                     Title

                                EXHIBIT B

                        BORROWING BASE CERTIFICATE


Status as of                       , 199__


  In accordance with the terms of the Loan Agreement dated March 17, 1997, by and between HALLMARK FINANCE CORPORATION, and NATIONSBANK OF TEXAS, N.A., we hereby represent and warrant as follows:

Prior Period Balance of Premium Finance Agreements               $


PLUS:   PREMIUM FINANCE AGREEMENTS ISSUED
     DURING THE PERIOD ENDING ___________, 19__             $

PLUS/LESS THE FOLLOWING ADJUSTMENTS:

  (+/-) Premium Finance Agreement Amendments                     $


  (+/-) Miscellaneous Premium Finance Agreement Corrections      $


  (+/-) Cash Receipts                                       $

  (+/-) Cancellations                                       $

  (+/-) Earned Late Charges                                 $

  (+/-) Earned Setup Fees                                   $

  (+/-) Returned Checks (Uncollected)                       $

  (+/-) Returned Check Charges                              $

  (+/-) Interest and Write-offs                             $

  (-)   Change in Unearned Interest                         $

  (+)   Return Premiums in Course of Collections            $

  Total Adjusted Eligible Premium Finance Agreements             $


LESS THE FOLLOWING NON-ELIGIBLE PREMIUM FINANCE AGREEMENTS:

Premium Finance Agreements disputed or denied
by insurer or reinsurer                                          $


Premium Finance Agreements subject to a right of
insurer or reinsurer to setoff, defense or discount              $

Premium Finance Agreements with less than ten%
equity in the premium                                       $

Premium Finance Agreements in default which have balances
due from makers after realization of all collateral              $


Premium Finance Agreements resulting from TAIP                   $
Premium Finance Agreements funding policies outside Texas        $


Premium Finance Agreements where AH is not the issuer on
behalf of State and County Mutual                                $


Premium Finance Agreements which do not have 75% or more
premium balances reinsured with third party reinsurer
with A. M. Best Rating of A- or higher                           $


Premium Finance Agreements where AHGA is not the
Managing Agent                                              $

Return premiums in course of collection greater
than 5 days past due from the original due date as
required by applicable Governmental Authorities                  $


Total Adjusted Eligible Premium Finance Agreements               $



LESS:

Bank Reserve                                                $

CALCULATION OF BORROWING BASE:

[(Total Adjusted Eligible Premium Finance Agreements - Bank
  Reserve) x 60%] = Maximum amount of borrowings
  (not to exceed $8,000,000)                                     $


LESS:  Outstandings                                         $

Available Amount/Overadvance Due Bank
  (Amount of Borrowing Base - Outstandings)                 $

                                 BORROWER:

                                 HALLMARK FINANCE CORPORATION


                                 By:
                                   Title

                                EXHIBIT C

                         COMPLIANCE CERTIFICATE


  This Compliance Certificate is delivered pursuant to Section 5.1(i) of the Loan Agreement dated as of March 17, 1997 (together with all amendments and modifications, if any, from time to time made thereto, the "Loan Agreement"), between HALLMARK FINANCE CORPORATION (the "Borrower") and NATIONSBANK OF TEXAS, N.A. Unless otherwise defined, terms used herein have the meanings provided in the Loan Agreement.

  The undersigned, being the duly elected, qualified and acting of Borrower, on behalf of Borrower and solely in his or her capacity as an officer of Borrower, hereby certifies and warrants that:

  1.    He or she is the                       of Borrower and that, as
such, he or she is authorized to execute this certificate on behalf of Borrower.

  2.    As of               , 199   , Borrower was not in default of any
of the provisions of the Loan Agreement during the period as to which this compliance certificate relates as represented below:

     (a) Interest Coverage Ratio:

        net income before taxes,
        dividends, distribution,    +    Interest Expense
        management and marketing fees    =  Maximum 1.50 : 1.0
                      Interest Expense

          Calculate here:





        (b) Capital Expenditures:  Maximum $100,000 per fiscal year


          Fiscal Year 199   =  $                       (cumulative YTD)


     (c) Minimum Tangible Net Worth:  Minimum Tangible Net Worth
                Minimum 1997 - $7,700,000
                1998 - $8,000,000


          Fiscal Year 199   =  $


     (d) Dividends, Distributions, Management Fees & Marketing Fees

        YTD calculation of Net Operating Income for Distribution (see
page 6 of Loan Agreement for definition)   = $
          Actual Amount Distributed   =      $

  3.    As of               , 199   , HFS was not in default of any of
the provisions of the Loan Agreement during the period as to which this compliance certificate relates as represented below:

     (a) Minimum Statutory Capital and Surplus: AH's Minimum Statutory Capital and Surplus - $2,650,000


          Fiscal Year 199   =  $


  (b) Ratio of Gross Premium to Statutory Capital and Surplus: AH is required to maintain its ratio of Gross Premium to Statutory Capital and Surplus at or below 10.0 to 1.0.

     Calculate here:





  (c) Ratio of Net Premium to Statutory Capital and Surplus: AH is required to maintain its ratio of Net Premium to Statutory Capital and Surplus at or below 3.0 to 1.0.

     Calculate here:





  (d) Combined Ratio: AH is required to maintain the average of AH's Combined Ratio as of the end of any four (4) immediately preceding fiscal quarters of AH's operations at 115% or below.

     Calculate here:

     Loss Ratio + Expense Ratio =         %

                  % +              % =         %

  (e) Loss Ratio: AH is required to maintain the average of AH's Loss Ratio as of the end of any four (4) immediately preceding fiscal quarters of AH's operations not to exceed 87% or below.

     Calculate here:





  4.    As of               , 199   , no Trigger Event (as defined in
the Loan Agreement) has occurred during the period as to which this compliance certificate relates as represented below:

     Trigger Events:

  (a) AH's Combined Ratio as of the end of any four (4) immediately preceding fiscal quarters of AH's operations is greater than 107%.

     Calculate here:



  (b) AH's Loss Ratio as of the end of any four (4) immediately preceding fiscal quarters of AH's operations is greater than 83%.

     Calculate here:



  (c) Borrower's Interest Coverage Ratio as of the end of any fiscal quarter is less than 1.80 to 1.0.

     Calculate here:



  (d) As of the date of any reporting period required by law or the Texas Department of Insurance the Tangible Net Worth of Borrower
(determined in accordance with GAAP) is less than the amount set forth below for the calendar year indicated:

        1997 - $7,890,000
        1998 - $8,200,000

     Calculate here:

        199  : $


  (e) As of the date of any reporting period required by law or the Texas Department of Insurance, the Minimum Statutory Capital and Surplus is less than $4,200,000 or shall have decreased more than 15% from the comparable reporting period of the preceding calendar year.

     Calculate here:



  IN WITNESS WHEREOF, the undersigned has executed and delivered this
certificate this       day of                     , 199  .

                                   BORROWER:

                                   HALLMARK FINANCE CORPORATION


                                   By:

                                    Title

                                   GUARANTOR:

                                   HALLMARK FINANCIAL SERVICES, INC.



                                   By:

                                    Title

Period Ending:

                                EXHIBIT D

                AGED STATUS ON PREMIUM FINANCE AGREEMENTS

                       Total    1-30    31-60    61-90     91+

 January 31, 1997
 New

 Current

 Late
 Cancel without
 Returns

 Cancel with Dun
 Refunds Due

                              SCHEDULE 1.0

                              BANK RESERVE

APPLICABLE PERIOD   AMOUNT OF BANK RESERVE

               March, 1997                        $20,000.00
               April, 1997                         40,000.00
               May, 1997                           60,000.00
               June, 1997                          80,000.00
               July, 1997                         100,000.00
               August, 1997                       120,000.00
               September, 1997                    140,000.00
               October, 1997                      160,000.00
               November, 1997                     180,000.00
               December, 1997                     200,000.00
               January, 1998                      220,000.00
               February, 1998                     240,000.00
               March, 1998 and thereafter         250,000.00

                              SCHEDULE 9.6

                    DEFAULT UNDER OTHER INDEBTEDNESS


     In connection with the acquisition of the assets of Acadine Capital Corporation ("ACC") in 1990, American Hallmark General Agency, Inc. ("AHGA") assumed the unpaid balance of a promissory note dated January 1, 1989, in the original principal amount of $982,000 payable by ACC to White Enterprises, Inc. ("White"). By its terms, the note bears interest at prime plus one percent until maturity and at the maximum lawful rate thereafter. AHGA discontinued payment on the note in November, 1992, at which time the unpaid principal balance was alleged to be approximately $380,000. Pursuant to the terms of the note, all unpaid principal and accrued unpaid interest became due on March 1, 1993. AHGA disputes the validity of the obligations evidenced by such note. Further, AHGA believes that it has a right of offset with respect to $240,000 which is on deposit with a subsidiary of White. Both White and such subsidiary are currently in bankruptcy proceedings. AHGA also believes that collection of the obligation is barred by the statute of limitations.